OPINION LETTER RE: LEGALITY


October  31,  2000

Bill J. Angelos, President
Pacific Telcom, Inc.
Fountain View Business Park
4270 S. Decatur Blvd., Ste. A-9
Las Vegas, NV 89103

Re:  United States Securities and Exchange Commission Form 10-SB

Dear  Mr.  Angelos:

     This firm has acted as general counsel to Pacific Telcom, Inc., an Illinois corporation with respect to its incorporation, issuance of shares and continued Good Standing with the Secretary of State of Illinois. This Opinion Letter is furnished to you regarding these matters in respect to Form 10-SB.

     In connection with our representation of the Corporation, we have assisted the Corporation in its incorporation, filing of Articles of Amendment and such documents and reports necessary to maintain the Good Standing of the Corporation in the State of Illinois.

     We have made such inquiry of the officers of the Corporation and have examined such corporate and other records, documents, certificates of officers of the Corporation and of public officials for the purposes of this Opinion Letter. In rendering our opinions, we have relied, as to all questions of fact material to these opinions, upon certificates of public officials and officers of the Corporation. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, whether certified or not.


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     In addition, in rendering our opinions, we have reviewed and are relying on the  following  documents:

     (A)  Articles of Incorporation;

     (B)  Articles  of  Amendment  of  March  26,  1998;

     (C)  Articles  of  Amendment  of  May  13,  1998;

     (D) The corporate book, including the by-laws and the minutes of meetings of its Board of Directors and Shareholders contained therein; and

     (E) A Certificate of Good Standing from the Illinois Secretary of State indicating that the Corporation is duly incorporation and validly existing as of October 31, 2000.

      In  rendering  these  opinions, we  have assumed the following to be true:

     (1) The authenticity and completeness of all Documents submitted to us as originals and the conformity of all documents submitted to us as copies to the original documents;

     (2) Physical delivery of the Documents where delivery is a prerequisite to their enforceability; and

     (3)  The  capacity  of  all  natural  persons.

     Based on the foregoing, and in reliance on and subject to the assumptions, qualifications, exceptions and limitations set forth in this Opinion Letter, we are of the opinion that:

     1. The Corporation is a corporation duly organized and validly existing under the laws of the State of Illinois. The Corporation has all requisite power and authority to own and operate its business as presently conducted and to own and hold the assets and properties used in connection therewith;

     2. The Corporation is not required to be licensed or qualified as a foreign corporation in any state or other jurisdiction in which it is not presently so licensed or qualified;

     3. To our knowledge, there is no litigation or legal proceeding pending or threatened against or adversely affecting the Corporation;


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     4.  The Corporation's authorized capital stock has been duly authorized, is validly  issued  and  shares  are  fully  paid  and  non-assessable.

     This Opinion Letter is provided to you as a legal opinion and not as a guarantee of the matters discussed herein. Our opinions are limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

     These opinions are rendered as of the date set forth above. We expressly disclaim any obligation to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise to update these opinions.


                                     Very  truly  yours,


                                     Kenneth  G.  Mason
                                     General  Counsel


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